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                               EXHIBIT 5a

September 6, 2002


VIA E-MAIL AND FEDERAL EXPRESS

The Board of Directors
Twin Disc, Incorporated
1328 Racine Street
Racine, WI  53403

Gentlemen:

This firm is counsel for Twin Disc, Incorporated (the "Company"), which is the registrant in a Registration Statement under the Securities Act of 1933 on Form S-8, dated September 6, 2002, relating to the registration of 100,000 shares of the Company's common stock, no par value per share (the "Shares"), to be offered and sold pursuant to the Twin Disc, Incorporated - The Accelerator 401(k) Savings Plan (the "Plan").

As counsel, we are familiar with the actions taken by the Company in connection with the authorization of the Shares. We have examined such records and other documents as we have deemed necessary for the opinions hereinafter expressed.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Shares, described in the Registration Statement, will be, when sold, legally issued by the Company, fully paid and non-assessable, except to the extent provided in
Section 180.0622(2)(b) of the Wisconsin Statutes, which provides, in part, that shareholders of a Wisconsin corporation are personally liable to an amount equal to the par value of shares owned by them for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months service in any one case.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/S/ von BRIESEN & ROPER, s.c.